Exhibit 10.3

FIRST AMENDMENT TO

ENERGY PARTNERS, LTD.

CHANGE OF CONTROL SEVERANCE PLAN

The Energy Partners, Ltd. Change of Control Severance Plan (the “Plan”) is hereby amended, effective as of September 13, 2006, as follows:

1. Subsection (h)(iii) of Section 2 of the Plan is amended to read in its entirety as follows:

“(iii) any requirement that the Participant relocate to an office which is more than 35 miles in driving distance from the office at which the Participant is employed immediately prior to the Change of Control.”

2. Subsection (a) of Section 5 of the Plan is amended by adding the following proviso before the semicolon at the end thereof:

“provided, however, that in determining a Participant’s average annual bonus, if the Participant’s bonus for any of the calendar years that would otherwise be included within the period used in determining the average was reduced to reflect service for less than a full calendar year, that calendar year (and the bonus amount for that calendar year) shall be disregarded”

3. Subsection (b) of Section 5 of the Plan is renumbered as subsection (c) and is amended by deleting the words “medical and life insurance benefits” in the first sentence and substituting the words “medical, dental and life insurance benefits.”

4. A new subsection (b) is added to Section 5 of the Plan to read in its entirety as follows:

“(b) if the Participant has not yet received a bonus under the Company’s annual bonus plan for the calendar year preceding the calendar year of termination of the Participant’s employment, the Participant shall receive a bonus for that calendar year under the Company’s annual bonus plan in an amount equal to the Participant’s target bonus opportunity for that calendar year, payable in a single cash lump sum within 30 days following such termination of employment; and”

5. Section 5 of the Plan is amended by adding the following sentence at the end thereof:

“Anything in this Plan to the contrary notwithstanding, in the case of a Participant who is a “specified employee” within the meaning of Section 409A of the Code, payments under this Plan shall be delayed if and to the extent required by Section 409A of the Code.”

6. Section 5 of the Plan is amended by adding the following sentence at the end thereof:

“Anything in this Plan to the contrary notwithstanding, a Participant’s Designated Multiple may not be changed on or after the occurrence of a Change of Control.”

7. A new Section 17 is added to the Plan to read in its entirety as follows:

“17. Compliance with Code Section 409A. It is intended that any amounts payable under this Plan that constitute deferred compensation subject to Section 409A of the Code shall comply with the provisions of Section 409A of the Code. Anything in this Plan to the contrary notwithstanding, if the Committee determines that any amounts payable under this Plan that are subject to Section 409A of the Code would not satisfy the requirements of said Section 409A, the Committee shall modify this Plan and the terms of any such payments so as to satisfy such requirements in a manner that preserves to the maximum extent possible the economic value of such payments to the Participant.”